Exhibit 99.(p)

ALTEGRIS KKR PRIVATE EQUITY FUND

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this        day of November, 2014 by and between Altegris KKR Private Equity Fund, a Delaware statutory trust (the “Fund”), and Altegris Advisors, L.L.C. (the “Subscriber”);

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 8,333.33 shares of beneficial interest (the “Shares”) for a purchase price of $12.00 per share.

NOW THEREFORE, IT IS AGREED:

1.              The Subscriber subscribes for and agrees to purchase from the Fund 8,333.33 Shares for a purchase price of $12.00 per share. Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer of the Fund.

2.              The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3.              To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.              Represents and warrants that it has no present intention of selling or redeeming the Shares subscribed for under this Subscription Agreement.

4.              This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

5.              This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

ALTEGRIS KKR PRIVATE EQUITY FUND

By:
Name:
Title:

ALTEGRIS ADVISORS, L.L.C.

By:
Name:
Title: